SAP AG
POWER OF ATTORNEY
This power of attorney is made on January 18, 2008 by SAP AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany with an office at Dietmar-Hopp-Allee 16, 69190, Walldorf, Federal Republic of Germany (the Company).
The Company hereby appoints
Michael Junge,
Stefan Gruber,
Friederike Edelmann,
Jim Mackey,
Martin Cohen,
Stephan Kahlhoefer,
and Michael Ploetner,
and each of them (with full power in each of them to act alone), its true and lawful attorney-in-fact and agent (the Attorney), with full power of substitution and resubstitution, and with the full power and authority of the Company in its name to:
1.	sign any or all filings made under the Securities Exchange Act of 1934, and any or all amendments (including post-effective amendments) to the Tender Offer Statement filed under the cover of Schedule TO or any such subsequent Schedule TO, and to file such subsequent filings and such amendments, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission; and

2.	to take all acts and to execute and deliver all agreements and any certificates, instruments and documents as the Attorney in his absolute discretion may reasonably deem necessary or desirable in connection with the foregoing; and

3.	take any other action of any type whatsoever in connection with the foregoing that, in the opinion of such Attorney, may be of benefit to, in the best interest of, or legally required by the Company.
The Company undertakes to ratify whatever the Attorney may do in its name or on its behalf in exercising the powers contained in this document and to indemnify the Attorney against any loss incurred by him in connection with anything lawfully done by him in the exercise or the purported exercise of the powers contained in this document, save for any loss that would not have arisen but for the negligence or fraud of the Attorney.

This power of attorney is governed by New York law.
IN WITNESS of which this power of attorney has been executed and has been delivered on the date which first appears above.

SAP AG
By:	/s/ WERNER BRANDT
	Name:	Werner Brandt
	Title:	Chief Financial Officer

By:	/s/ MICHAEL JUNGE
	Name:	Michael Junge
	Title:	General Counsel